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                                                       EXHIBIT 12
                       ORYX ENERGY COMPANY
          COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
  TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED
           STOCK DIVIDEND REQUIREMENTS - UNAUDITED (a)

                      (Millions of Dollars)

                                              Three Months   Six Months
                                             Ended June 30 Ended June 30
                                                  1998          1998
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
 Consolidated interest cost and debt expense      $  29         $  56
 Interest allocable to rental expense (b)             2             3
                                                  -----         -----
   Total                                          $  31         $  59
                                                  =====         =====
Earnings:
 Consolidated income before provision for income
   taxes                                          $  19         $  21
 Fixed charges                                       31            59
 Interest capitalized                                (6)          (11)
  Amortization of previously capitalized interest     2             3
                                                  -----         -----
   Total                                          $  46         $  72
                                                  =====         =====

Ratio of Earnings to Fixed Charges                 1.48          1.22
                                                  =====         =====

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDEND REQUIREMENTS:
Fixed Charges:
 Consolidated interest cost and debt expense      $  29         $  56
 Preferred stock dividend requirements                -             -
 Interest allocable to rental expense (b)             2             3
                                                  -----         -----
   Total                                          $  31         $  59
                                                  =====         =====
Earnings:
 Consolidated income before provision for income
   taxes                                          $  19         $  21
 Fixed charges                                       31            59
 Interest capitalized                                (6)          (11)
  Amortization  of previously capitalized interest    2             3
                                                  -----         -----
   Total                                          $  46         $  72
                                                  =====         =====
Ratio of Earnings to Fixed Charges
 And Preferred Stock Dividends                     1.48          1.22
                                                  =====         =====


(a)  The consolidated financial statements of Oryx Energy Company include  the  accounts  of all subsidiaries  (more  than  50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

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